Exhibit (a)(15)

Re-Designation of One Series of

Shares of Beneficial Interest,

Par Value $0.0001 Per Share, of

PIMCO Funds

(formerly Pacific Investment Management Institutional Trust)

RESOLVED, pursuant to Section 5.11 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, the Series of shares of beneficial interest of the Trust designated as the “PIMCO New York Intermediate Municipal Bond Fund,” by instrument dated May 12, 1999, is hereby re-designated without in any way changing the rights or privileges of the Series or its shareholders, as the “PIMCO New York Municipal Bond Fund.”

IN WITNESS WHEREOF, the undersigned have executed this instrument the 16th day of May, 2000.

/s/ Guilford C. Babcock	/s/ J. Michael Hagan
Guilford C. Babcock	J. Michael Hagan

/s/ R. Wesley Burns	/s/ Brent R. Harris
R. Wesley Burns	Brent R. Harris

/s/ E. Philip Cannon	/s/ Thomas P. Kemp, Sr.
E. Philip Cannon	Thomas P. Kemp, Sr.

/s/ Vern O. Curtis	/s/ William J. Popejoy
Vern O. Curtis	William J. Popejoy